SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant   [   ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[ X ]  Preliminary Proxy Statement

[   ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S)
240.14a-12

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         QUESTAR CORPORATION
-----------------------------------------------------------------

    (Name of Registrant as Specified In Its Charter)
-----------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant) United Food & Commercial Workers Union Local 99R

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed

SHAREHOLDER ALERT

UFCW 99R
2401 N. Central Ave., 2nd fl.
Phoenix AZ  85004
(602) 572-2149

Sent to shareholders: Feb. __, 1997

INDEPENDENT SHAREHOLDER SOLICITATION FOR PROPOSALS FOR ANNUAL
ELECTION OF ALL DIRECTORS (BOARD DECLASSIFICATION) at QUESTAR CORPORATION
Annual Stockholders Meeting MAY 1997

Dear Fellow Questar Shareholder:

     We write to alert you to an upcoming vote on our shareholder proposal recommending the company declassify its board of directors (that is, have all directors elected annually).

     Questar has a "classified" or "staggered" board, meaning each year shareholders only get to vote on one-third of the seats on the board.

     Recently several companies have moved to declassify their board, such as Mead Paper and Union Pacific. Shareholder proposals recommending declassification received record support in 1996. A majority of shareholders voting cast their ballots against staggered boards at Alumax, General Instrument, Liz Claiborne, Rowan and Stride Rite.

     Many companies have annual election of all directors, including Hewlett-Packard and U.S. Bancorp. Wayne Huizenga, co-founder of Blockbuster and Waste Management (WMX), has the following views on staggered boards, according to The Making of a Blockbuster (by Business Week reporter Gail DeGeorge, 1996, at p.
211):

     He didn't believe in staggered boards, golden parachutes, poison pills, or any of the other anti-takeover remedies adopted by U.S. corporations. "The best thing for shareholders to if someone wants to come in and make a run at the company, let them make a run. Run the price up, that's what my job was * * * All these chairmen that want to put this in place and that in place, they all want to save their jobs. I don't care about my job.FN1

FN1: Neither Huizenga nor DeGeorge are participants in this solicitation. They have not been consulted regarding this quotation nor consented thereto.

In our view, a director is more likely to be responsive to shareholder interests if he or she must answer annually to the shareholders rather than every third year.

     Under a classified board, any takeover fully supported by the shareholders would still take 3 years to fully accomplish, because it would take 3 annual meetings to replace the whole board.

     Management in the past has attacked the union for backing corporate governance proposals. In our view this is simply an effort to distract you from voting for something in your own interest. The proposal does not benefit union shareholders to any greater extent than it benefits other shareholders.

VOTING PROCEDURE AND VOTING RIGHTS

       We have asked management to include this proposal in the proxy card it will send you, but do not know whether it will do so. We intend to circulate our own proxy card in support of the proposal once management releases the information necessary for us to prepare such a card (names of nominees for election, etc.).

       You may revoke a proxy vote any time before the tally by
(1) executing a later proxy card; (2) appearing at the meeting to vote, or (3) delivering the proxyholder or the Company's secretary written notice of revocation prior to the date of the meeting.

       We will keep the content of all cards we receive confidential from everyone except our staff, except that at the meeting our cards must be presented to the company's tabulator in order to be counted.

SOLICITATION

       The costs of this solicitation are being borne by United Food & Commercial Workers Local 99R, which owns 100 shares of company common stock. We expect to spend about $2000 on the solicitation. We represent employees in the Arizona retail food industry, and are in negotiations over a successor contract for one Albertson's store. We are organizing other Albertson's stores over management opposition in what we feel are improper forms. Albertson's CEO Gary Michael is a Questar director.

       However, we do not ask for your support in this dispute, and do not believe it relevant to how you should vote on a corporate governance proposal. Even if the labor problems are resolved, we will present your proxy cards at the shareholders meeting. We have pursued and will pursue similar shareholder proposals at other companies similarly connected to Albertson's.

RECORD DATE/SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE
OFFICERS/EXECUTIVE COMPENSATION/ELECTION OF DIRECTORS

       Information on these subjects will be contained in management's forthcoming proxy statement.

PLEASE VOTE FOR THE SHAREHOLDER PROPOSAL FOR ANNUAL ELECTION OF
ALL DIRECTORS (BOARD DECLASSIFICATION).

                                     Sincerely,
                                     William McDonough
                                     President UFCW 99